Exhibit 16

November 14, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:   United Capital Corp.
Commission File # 1-10104

Ladies and Gentlemen:

We have read the statements made by United Capital Corp. in Item 4.01 of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission.  We agree with the statements therein concerning our firm.

Very truly yours,

GOLDSTEIN GOLUB KESSLER LLP